Exhibit 4.1

CYPRESS ENERGY PARTNERS, L.P.

EMPLOYEE UNIT PURCHASE PLAN

Cypress Energy Partners GP, LLC, a Delaware limited liability company (the “Company”), as the general partner of Cypress Energy Partners, L.P. (the “Partnership”), hereby establishes the Cypress Energy Partners, L.P. Employee Unit Purchase Plan (the “Plan”) effective as of the date set forth in Section 17 below.

1.    Purpose. The purpose of the Plan is to promote the interests of the Partnership by providing employees of the Company and its Affiliates (as defined below) providing services to the Partnership a cost-effective program to enable them to acquire or increase their ownership of Units and to provide a means whereby such individuals may develop a sense of proprietorship and personal involvement in the development and financial success of the Partnership, and to encourage them to devote their best efforts to the business of the Partnership, thereby advancing the interests of the Partnership.

2.    Definitions. As used in this Plan:

“Account” means a separate bookkeeping account maintained by the Employer or Custodian for a Participant.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Annual Purchase Limit” means such limit as may be designated by the Committee from time to time. Unless the Committee has designated a different amount, the Annual Purchase Limit shall be $25,000.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Board, except that it shall mean such committee of the Board as may be appointed by the Board to administer the Plan, or as necessary to comply with applicable legal requirements or listing standards.

“Company Blackout Period” means the period during which an Eligible Employee would not be permitted to trade in securities of the Partnership pursuant to the applicable insider trading policy of the Company or the Partnership.

“Company Contribution Amount” means, with respect to each applicable Eligible Employee, an amount (which amount may, for the avoidance of doubt, be zero) as determined by the Committee from time to time.

“Custodian” means, as applicable, the Company, the Employer or any other person engaged by the Company to perform administrative services for the Plan and to hold cash and Units, as provided in the services agreement with such person.

“Eligible Compensation” means, with respect to an Eligible Employee, the cash compensation paid to the Eligible Employee by the Company, the Employer or an Affiliate thereof as either (i) base salary, (ii) straight time hourly wages for forty (40) weekly hours (or such lesser number of hours as the Eligible Employee is regularly scheduled to work) or (iii) daily rate, and, in all cases, shall not include overtime pay, bonuses, commissions, reimbursements or any other amounts paid or provided to the Eligible Employee. For the avoidance of doubt, no other items of compensation, including awards under the Cypress Energy Partners, L.P. 2013 Long-Term Incentive Plan or any successor plan, shall be considered.

“Eligible Employee” means an active Employee of the Employer who (i) is and remains for the duration of the applicable Offering Period in good standing, as determined by the Employer (ii) is customarily employed by the Employer for at least thirty hours per week, (iii) as of an applicable Offering Date has been employed by the Employer for a period of at least forty (40) weeks, which need not be continuous, during the previous fifty-two weeks, and (iv) does not have an outstanding hardship loan taken under any tax-qualified defined contribution retirement plan maintained or sponsored by the Employer or an affiliate thereof.

“Employee” means any individual who is an employee of the Company, the Partnership or another Employer.

“Employer” means the Company, the Partnership and any Affiliate of the Partnership the Committee has designated as an Employer.

“Fair Market Value” of a Unit, as of any given date, means the volume weighted average of the closing sales prices of a Unit on the ten immediately preceding trading days. In the event Units are not publicly traded at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Offering Date” shall mean the first day of each Offering Period.

“Offering Period” means, a six-month period beginning on an Offering Date, provided, however, that the Committee may, in its discretion, change the duration of any future Offering Period at any time. Unless otherwise determined by the Committee, Offering Periods hereunder shall be successive such that a new Offering Period shall commence hereunder on the day after the expiration of the preceding Offering Period.

“Participant” means an Eligible Employee or former Eligible Employee with an Account under the Plan.

“Partnership Agreement” means the Agreement of Limited Partnership of the Partnership, as it may be amended or amended and restated from time to time.

“Plan Blackout Period” means a period established by the Committee during which a Restricted Participant may not engage in certain transactions under the Plan.

“Purchase Price” with respect to a Unit means, unless the Committee determines to apply a different Purchase Price with respect to an Offering Period, the product of (1) 95% and (2) the Fair Market Value of the Units on the last day of the Offering Period.

“Restricted Participant” means a Participant who regularly has access to information financial information about the Partnership and such other Participants as may be designated by the Committee.

“Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission (or any successor rule to the same effect) as in effect from time to time.

“Unit” mean a Common Unit of the Partnership.

3.    Units Available Under Plan. Subject to adjustment as provided in this Section 3, a maximum of 500,000 Units may be delivered under the Plan. Units to be delivered under the Plan may be Units acquired by the Custodian in the open market or directly from the Partnership, the Employers or any other person, or any combination of the foregoing. In the event the Committee determines that any distribution, recapitalization, split, reverse split, reorganization, merger, consolidation, spin-off, combination, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment in the maximum number of Units and/or the kind and number of securities deliverable under the Plan is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may make appropriate adjustments to the maximum number of Units and/or the kind and number of securities deliverable under the Plan. The adjustments determined by the Committee shall be final, binding and conclusive.

4.    Employee Elections; Company Contribution. An Eligible Employee may purchase Units under this Plan upon the following terms and conditions:

(a)    An Eligible Employee may enroll in the Plan for a particular Offering Period on or before the first day of such Offering Period, subject to advance enrollment procedures that may be adopted by the Committee. An Eligible Employee may elect to have his/her Employer withhold on an after-tax basis from his/her Eligible Compensation for each pay period during such Offering Period a designated whole percentage of his/her Eligible Compensation for such pay period ranging from 1% to 10% for the purchase of Units hereunder, so long as, this amount does not exceed the Annual Purchase Limit. Subject to Section 4(f), an Eligible Employee may cancel or change (within the above limitations) his/her withholding election at any time. All Eligible Employee elections and any changes to an election shall be in such form as the Committee or its delegate may establish from time to time and, subject to Section 4(f), shall be effective as soon as administratively feasible after its receipt.

(b)    Subject to Section 4(f), unless otherwise determined by the Committee, each withholding election made by an Eligible Employee hereunder shall be an ongoing election, and shall carryover from one Offering Period to the next, until the earlier of the date changed by the Eligible Employee, or the date the Eligible Employee ceases to be eligible to participate in the Plan. Eligible Employees may only make contributions through payroll deductions.

(c)    The Employer shall maintain or cause to be maintained for each electing Eligible Employee a separate Account reflecting the aggregate amount of (i) his/her Eligible Compensation that has been withheld, plus (ii) all Company Contributions made to the Eligible Employee’s Account by the Employer pursuant to Section 4(e), in each case to the extent not yet applied to the purchase of Units for such Eligible Employee. In addition, subject to the further provisions of the Plan, such Account shall be credited with the Units purchased for the Participant under the Plan by the Custodian with cash distributions on Units held for the Participant by the Custodian. Amounts of Eligible Compensation withheld by the Employer shall not be segregated from the general assets of the Employer and shall not bear interest prior to being remitted to the Custodian. The cash amounts remitted to the Custodian shall be held by the Custodian until such amounts are used by the Custodian to purchase Units pursuant to the Plan.

(d)    If a Participant ceases to be an Eligible Employee during an Offering Period (whether as a result of a termination of employment, taking an approved but unpaid leave of absence, becoming disabled and placed on inactive status, or otherwise), contributions under the Plan for such Participant shall immediately stop and all amounts of cash allocated to his or her Account in respect of the Company Contribution shall be returned to the Employer, unless otherwise determined by the Committee, and all other amounts of cash allocated to his/her Account shall be applied to the purchase of Units following the end of that Offering Period unless (i) prior to the end of such Offering Period the Participant directs the Custodian to distribute such cash to the Participant or (ii) such cash is distributed to the Participant pursuant to Section 8(b). If a Participant elects to stop his/her contributions under the Plan during an Offering Period and continues as an Eligible Employee, then all amounts of cash allocated to his or her Account in respect of the Company Contribution shall be returned to the Employer, unless otherwise determined by the Committee, and all other all amounts of cash allocated to his/her Account shall be applied to the purchase of Units following the end of that Offering Period, unless the Participant terminates employment or dies before the end of such Offering Period, in which event, the first sentence of this Section 4(d) shall be applied to such Participant.

(e)    For each Eligible Employee who enrolls in the Plan for a particular Offering Period by making election to have his or her employer withhold any Eligible Compensation for the purchase of Units for such Offering Period, the Company may from time to time elect to make an additional company contribution to such Eligible Employee’s Account (the “Company Contribution”) in an amount equal to the Company Contribution Amount.

(f)    Notwithstanding any provisions of the Plan to the contrary, Restricted Participants shall be subject to the following restrictions:

(i)    no Units may be sold by or for the benefit of a Restricted Participant during a Company Blackout Period or a Plan Blackout Period;

(ii)    a Restricted Participant may not join the Plan or increase his/her contribution percentage during a Plan Blackout Period; and

(iii)    if a Restricted Participant elects to withdraw from the Plan or decrease his/her contribution percentage, the Restricted Participant must wait three months before he/she can rejoin the Plan or increase his/her contribution percentage, as the case may be.

If the above three-month restricted period would expire with respect to a Restricted Participant during a Plan Blackout Period, such restricted period shall automatically continue with respect to such Restricted Participant until the end of that Plan Blackout Period.

5.    Unit Purchases; Purchase Price.

(a)    Following the end of each Offering Period, unless directed otherwise by the Company, the Custodian shall purchase directly from the Partnership that number of Units that can be acquired with the sum of (i) the total amount withheld from the Participants’ Eligible Compensation during such Offering Period, and (ii) the total amount of Company Contributions made by the Employer to the Accounts of Participants during such Offering Period. The purchase price paid to the Partnership for such Units shall be equal to the Purchase Price of the Units. If the Custodian is directed to instead purchase all or part of the Units on the open market, any additional amount necessary to acquire the Units that would be purchasable at the price determined pursuant to the previous sentence will be contributed by the Employer.

(b)    Cash distributions received by the Custodian with respect to Units it has purchased and is holding for a Participant pursuant to the Plan on or prior to the record date for such distributions shall be distributed to the Participant as soon as practicable unless the Participant elects, in the manner prescribed by the Committee, but only to the extent permitted by the Committee in its discretion, to “reinvest” such cash distribution in additional Units on behalf of such Participant. Any such reinvestment of cash distribution amounts will be used to purchase Units following the end of the Offering Period in which such distribution amounts are received and shall be subject to the Annual Purchase Limit.

6.    Unit Purchase Allocations. The Units acquired under the Plan for an Offering Period shall be allocated to Participants in proportion to (i) the sum of the cash amounts allocated to their Account for the purchase of Units with respect to such Offering Period, over (ii) the total of all such Plan amounts applied to the purchase of Units for the Offering Period.

7.    Plan Expenses. The Employer shall pay, other than from the Accounts, all brokerage fees for the purchase, but not the sale, of Units and all other costs and expenses of administering the Plan, including the fees of the Custodian. Any fees for the issuance and delivery of certificates to a Participant (or beneficiary) shall be paid by the Participant (or beneficiary). Participants shall be responsible for, and shall pay, any brokerage fees and other costs and expenses incurred by the Custodian in connection with the sale of such Participant’s Units.

8.    Sale or Delivery of Units to Participants. Except as provided below, Units purchased under the Plan shall be held by the Custodian:

(a)    Subject to Section 4(f), a Participant who is an Employee may elect at any time to have the Custodian (i) distribute in kind (except that fractional Units shall be liquidated for cash) any or all Units allocated to the Participant’s Account, (ii) sell such Units and deliver the proceeds to the Participant or (iii) transfer the Units to a brokerage account, all as soon as practicable.

(b)    Subject to Section 4(f), if a Participant ceases to be an Employee, then all cash and Units allocated to his/her Account shall be distributed in kind (except that fractional Units shall be liquidated for cash) as soon as practical to the Participant (or his/her beneficiary), unless the Participant (or his/her beneficiary) elects, within the period provided by the Committee, for such Units to be either (i) sold by the Custodian and the proceeds delivered to the Participant (or his/her beneficiary) or (ii) transferred to a brokerage account.

9.    No Delivery of Fractional Units; Custodian. Notwithstanding any other provision contained herein, the Employer or Custodian will not be required to deliver any fractional Units to an Employee pursuant to this Plan, although an Employee’s Account may be credited with a fractional Unit for record keeping purposes. The Company may enter into a service agreement with a Custodian that provides for the Custodian to hold on behalf of the Participants the cash contributions, the Units acquired under the Plan and distributions on such Units, provided such agreement permits a Participant to direct the Custodian to either sell, deliver to the Participant a certificate for the Units held for such Participant or transfer to a brokerage account, subject to the limitations in Section 4(f).

10.    Withholding of Taxes. To the extent that the Employer is required to withhold any taxes in connection with an Eligible Employee’s contributions or the purchase of Units for an Eligible Employee, the Eligible Employee must make arrangements satisfactory to the Employer for the payment of such taxes, which may include a reduction in, or a withholding from, the Eligible Employee’s Account, total compensation or salary or reimbursement by the Eligible Employee, as the case may be, and it will be a condition to the receipt of such Units, that the Eligible Employee make such arrangements. For the avoidance of doubt, the Plan is not intended to qualify under Section 423 of the Code.

11.     Rule 16b-3 Compliance. It is intended that any purchases by an Employee subject to Section 16 of the Securities and Exchange Act of 1934 meet all of the requirements of Rule 16b-3. If any action or procedure under the Plan would otherwise not comply with Rule 16b-3, such action or procedure shall be deemed modified from inception, to the extent the Committee deems practicable, to conform to Rule 16b-3.

12.    Investment Representation. Unless the Units subject to purchase under the Plan have been registered under the Securities Act of 1933, as amended (the “1933 Act”), and, in the case of any Eligible Employee who may be deemed an affiliate (for securities law purposes) of the Company or the Partnership, such Units have been registered under the 1933 Act for resale by such Participant, or the Partnership has determined that an exemption from registration is available, the Employer may require prior to and as a condition of the delivery of any Units that the person purchasing such Units hereunder furnish the Employer with a written representation in a form prescribed by the Committee to the effect that such person is acquiring such Units solely with a view to investment for his or her own account and not with a view to the resale or distribution of all or any part thereof, and that such person will not dispose of any of such Units otherwise than in accordance with the provisions of Rule 144 under the 1933 Act unless and until either the Units are registered under the 1933 Act or the Employer is satisfied that an exemption from such registration is available.

13.    Compliance with Securities Laws. Notwithstanding anything herein or in any other agreement to the contrary, the Partnership shall not be obligated to sell or issue any Units to an Employee under the Plan unless and until the Partnership is satisfied that such sale or issuance complies with (i) all applicable requirements of the securities exchange on which the Units are traded (or the governing body of the principal market in which such Units are traded, if such Units are not then listed on an exchange), (ii) all applicable provisions of the 1933 Act, and (iii) all other laws or regulations by which the Partnership is bound or to which the Partnership is subject. The Company acknowledges that, as the holder of a majority of the member interest in the general partner of the Partnership, it is an affiliate of the Partnership under securities laws and it shall comply with such laws and obligations of the Partnership relating thereto as if they were directly applicable to the Company.

14.    Administration of the Plan.

(a)    This Plan will be administered by the Committee. A majority of the Committee will constitute a quorum, and the action of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved writing, will be the acts of the Committee.

(b)    Subject to the terms of the Plan and applicable law, the Committee shall have the sole power, authority and discretion to: (i) determine which persons are Eligible Employees who may participate; (ii) determine the number of Units to be purchased by a Participant; (iii) determine the time and manner for purchasing Units; (iv) interpret, construe and administer the Plan, including without limitation determining the Blackout Periods and which Participants are Restricted Participants; (v) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (vi) make a determination as to the right of any person to receive Units under the Plan; and (vii) make any other determinations and take any other actions that the Committee deems necessary or desirable for the administration of the Plan.

(c)    The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable in the establishment or administration of the Plan.

15.    Amendments, Termination, Etc.

(a)    This Plan may be amended from time to time by the Board, subject to Unitholder approval to the extent required by applicable law or the requirements of the principal exchange in which the Units are listed.

(b)    This Plan will not confer upon any Employee any right with respect to continuance of employment or other service with the Company or any Affiliate, nor will it interfere in any way with any right the Company or an Affiliate would otherwise have to terminate such Employee’s employment or other service at any time.

(c)    This Plan may be terminated at any time by the Board. On termination of the Plan, all amounts then remaining credited to the Accounts for Employees shall be returned to the affected Employees.

(d)    A Participant may not assign, pledge, encumber or hypothecate in any manner his/her interest in the Plan, including his/her Account.

16.    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable Federal law, and to the extent not preempted thereby, with the laws of the State of Delaware.

17.    Effectiveness and Duration of the Plan. The Plan shall be effective on the date of its approval by the Company and shall automatically terminate when all Units authorized for purchase pursuant to the Plan have been purchased. On termination of the Plan, all amounts then remaining credited to the notional accounts for Employees shall be returned to the affected Employees.

*        *        *